Exhibit 10.48
November 9, 2007
[NAME]
[TITLE]
c/o Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, MA 01772
Dear [NAME]:
Once executed by both parties, this letter agreement (this “Letter Agreement”) will constitute an agreement between DoubleTake Software, Inc. (the “Company”) and you with respect to certain payments and benefits that may become payable to you in connection with a termination of your employment by the Company without Cause (as defined in Section 1). For purposes of this Letter Agreement, the “Effective Date” shall be the date first set forth above.
1. Certain Definitions
For purposes of this Agreement:
“Cause” means: (i) willful disobedience of a material and lawful instruction of the CEO or Board of Directors of the Company; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to your duties; (v) excessive absences from work; or (vi) your violation of the Non-Disclosure Confidentiality Agreement (the “NDA”) between you and the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Termination Date” means the effective date of the termination of your employment with the Company and its affiliates.
2. Release
As a condition to, and as consideration for, the receipt of any payments or other benefits under this Letter Agreement, you agree to first execute the Waiver and Release of Claims Agreement annexed hereto as Addendum A (the “Release”) within 45 days of your termination of employment and to not revoke such Release within the time permitted therein for such revocation.

3. Qualifying Termination of Employment
If your employment with the Company and its affiliates is terminated by the Company or its affiliates without Cause, you will be entitled to the payments and benefits outlined in Section 4, subject to the terms and conditions outlined in this Letter Agreement.
4. Severance Benefits
If your employment with the Company and its affiliates is terminated as described in Section 3, then subject to your satisfaction of the requirements of this Letter Agreement and execution of the Release, you will be entitled to the following severance benefits:
(a)	Severance Pay. You will be entitled to receive severance pay in an amount equal to one times your current annual base salary. Subject to Section 4(c) below, your severance pay will be paid in accordance with the Company’s regular payroll periods, commencing on the first day of the first payroll period following the date of the termination of your employment. Each payment shall be deemed to be a separate payments for purposes of Section 409A of the Code.

(b)	Benefits Continuation. If you and your eligible dependents shall be entitled to “continuation coverage” within the meaning of section 4980B of the Code for health, dental and vision insurance, elect to continue coverage and timely take the required steps to initiate such coverage, then for a period of twelve months from the date of termination of your employment (or such shorter period if you and/or your eligible dependents cease to be eligible for such coverage), the Company will pay the amount by which the cost of such coverage for you and your eligible dependents exceeds the amount that you previously paid for coverage under such health, dental and vision insurance plans; provided, however, that if you become eligible for group health, dental or vision benefits under plans maintained by a subsequent employer, the benefits provided under this Section 4(b) shall be secondary to the benefits provided by such subsequent employer.

(c)	Earlier Termination of Benefits. Notwithstanding any other provision of this Letter Agreement, the Company’s obligation to pay or provide the severance payments and benefits provided under this Section 4 shall terminate as of the date on which the Company determines in good faith that you have violated the NDA between you and the Company or the Release.
5. Miscellaneous
(a)	Death or Disability. In the event that you die or become disabled (within the meaning of the Company’s long-term disability plan) prior to the receipt of all payments and benefits that become payable under this Letter Agreement, any unpaid balance will be paid in a lump sum to you or, if applicable, the executor or administrator of your estate or to a properly qualified personal representative.

(b)	Withholding. The Company shall be entitled to withhold from amounts to be paid to you under this Letter Agreement any federal, state or local withholding or other taxes which it is from time to time required to withhold.
6.	Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of your employment with the Company or an affiliate, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) if you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, you would receive any payment that, absent the application of this Section 6, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after your termination date, (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement.
7.	Unenforceability. If any portion of this Letter Agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this Letter Agreement be given the maximum possible effect allowed by law.
8.	Headings. The heading of the several sections of this Letter Agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this Letter Agreement.
9.	Successors; Binding Agreement. This Letter Agreement will inure to the benefit of and be binding upon the parties’ personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.
10.	Applicable Law. This Letter Agreement, and its interpretation and application, will be governed and controlled by the laws of the Commonwealth of Massachusetts, applicable as though to a contract made in Massachusetts by residents of Massachusetts and wholly to be performed in Massachusetts without giving effect to principles of conflicts of law.
11.	Amendment. This Letter Agreement may not be changed, modified, or amended, except in a writing signed by both you and the Company.

12.	Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as hereinafter set forth, shall end on March 31, 2009 (the “Term”); provided, however, that this Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”) on each anniversary thereafter, unless the Company delivers to you written notice of intent not to renew at least thirty (30) days prior to the expiration of the Term or any Renewal Term and during a time that is not during the Pendency of a Change in Control.
13. Your signature below means that:
(i)	You have had ample opportunity to discuss the terms and conditions of this Letter Agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

(ii)	You accept the terms and conditions set forth in this Letter Agreement; and

(iii)	This Letter Agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have with the Company concerning your termination of employment and any other separation, termination, retirement or compensation arrangement in connection therewith, other than any agreements or arrangements concerning any options or other equity compensation separately addressed in any option agreements or similar equity compensation agreements and plans.
If you find the foregoing acceptable, please sign your name on the signature line provided below. Once this Letter Agreement is executed, please return it directly to my attention. Should you have any questions regarding this Letter Agreement or any of the terms hereof, now or in the future, please contact Dean Goodermote.

Very truly yours,

Double-Take Software, Inc.

By: Dean Goodermote
I accept the terms and conditions of this Letter Agreement.

Signed:

Dated:

ADDENDUM A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
     I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
     I UNDERSTAND THAT I HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.
     AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.
     In consideration of, and subject to, the payments to be made to me by DoubleTake Software, Inc. (“DoubleTake Software” or the “Company”) or any of its subsidiaries or affiliates, pursuant to the Letter Agreement dated as of November 9, 2007 between DoubleTake Software and me (the “Letter Agreement”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or affiliate thereof after the date hereof, and I further agree to and do release and forever dischargethe Company or any subsidiary or affiliate of the Company and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or affiliate of the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.
     In consideration of, and subject to, the payments to be made to me by DoubleTake Software or any of its subsidiaries or affiliates, pursuant to the Letter Agreement, which I acknowledge that I would not otherwise be entitled to receive, I hereby agree not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Letter Agreement.

     Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Letter Agreement; (ii) my rights to vested benefits (other than severance benefits) under any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company or any subsidiary or affiliate of the Company; (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any director’s and officer’s liability insurance policy covering me; or (iv) my rights to make truthful statements or disclosures that are required by applicable law, regulation or legal process .
     I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the preceding paragraph above.
     I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the [Vice-President of Human Resources] at the Company’s corporate headquarters (or some other designee).
     Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.
     This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the Commonweath of Massachusetts.
     I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to	:	DOUBLETAKE SOFTWARE, INC.

Date Signed by	:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:		Date: